UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

FMC CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fee paid previously with preliminary materials.
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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, APRIL 29, 2025

The following information supplements and amends the definitive proxy statement (the “Proxy Statement”) of FMC Corporation (the “Company”) filed with the Securities and Exchange Commission on March 14, 2025, in connection with the solicitation of proxies by the Board of Directors for the 2025 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”). The Company is providing this supplement to the Proxy Statement (this “Supplement”) solely to avoid any potential ambiguity in the Proxy Statement regarding the voting approval standard for the proposed amendment to eliminate supermajority voting provisions in the Company’s certificate of incorporation to be presented at the Annual Meeting. Capitalized terms used in this Supplement and not otherwise defined have the meaning given to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only stockholders of record as of the close of business on February 28, 2025, are entitled to notice of and to vote at the Annual Meeting.

As already provided under Proposal 4 – Proposal to Approve an Amendment to Eliminate Supermajority Voting Provisions in our Certificate of Incorporation – on page 10 of the Proxy Statement:

“An affirmative vote of the holders of at least 80% of the voting power of the shares outstanding and entitled to vote for the election of directors as of the Record Date is required to adopt Proposal 4.”

The last sentence set forth under the caption “Vote Required for Action” on page 6 of the Proxy Statement is hereby amended to read as follows:

“Adoption of Proposal 4 will require the affirmative vote of the holders of 80% or more of the outstanding shares, such vote being cast by stockholders present in person or represented by proxy and entitled to vote at the meeting.”

* * *

This Supplement is being filed with the Securities and Exchange Commission on, and first released to stockholders on or about, March 24, 2025. No other changes have been made to the Proxy Statement or to the matters to be considered at the Annual Meeting, and this Supplement does not otherwise supplement, amend or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting. If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.